Exhibit 99.1

True Religion Announces Cancellation of the 2013 Annual Meeting of Stockholders

VERNON, Calif.— (BUSINESS WIRE)— May 16, 2013— True Religion Apparel, Inc. (Nasdaq: TRLG) today announced that its board of directors has cancelled the 2013 Annual Meeting of Stockholders previously scheduled for May 22, 2013.

On May 10, 2013, True Religion announced that it had entered into a definitive merger agreement with TowerBrook Capital Partners L.P. (“TowerBrook”), the New York and London-based investment management firm, pursuant to which TowerBrook will acquire all of the outstanding shares of True Religion common stock.  The merger is subject to approval from True Religion’s stockholders, regulatory approvals and other customary closing conditions. True Religion will publicly announce the date and time of the stockholders’ meeting to vote upon the merger agreement once it is determined by True Religion’s board of directors.

About True Religion Apparel, Inc.

True Religion Apparel, Inc. is a growing, design-based jeans and jeans-related sportswear brand. The Company designs, manufactures and markets True Religion Apparel products, including its premium True Religion Brand Jeans. Its expanding product line, which includes high-quality, distinctive styling and fit in denim, sportswear, and licensed products, may be found in the Company’s branded retail and outlet stores as well as contemporary department stores and boutiques in 50 countries on six continents. As of March 31, 2013, the Company operated 124 stores in the U.S. and 31 international stores. For more information, please visit www.truereligionbrandjeans.com.

Source: True Religion Apparel, Inc.

Contact:

True Religion Apparel, Inc.
Pete Collins, Chief Financial Officer
(323) 266-3072

Investor Relations
Joe Teklits/Jean Fontana
ICR, Inc.
(646) 277-1214

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